Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference of our firm and to the use of our report effective December 31, 2016, dated February 8, 2017, in the Cobalt International Energy, Inc. Annual Report on Form 10–K for the year ended December 31, 2016, to be filed with the U. S. Securities and Exchange Commission on or about March 14, 2017.

We hereby further consent to the incorporation by reference in Registration Statement on Form S-3 (file no. 333-215280), Amendment No. 1 to the Registration Statement on Form S–3 (file no. 333–215280) and Registration Statements on (i) Form S–8 (file no. 333-163883), (ii) Form S-8 (file no. 333-164624), (iii) Form S-8 (file no. 333-203877), (iv) Form S–8 (file no. 333–211094), and (v) Form S–8 (file no. 333-212403) of such information and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 14, 2017

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